Exhibit 99.1

Vonage Holdings Corp. Chief Executive Officer Steps Down;

Jeffrey A. Citron Named Interim CEO;

Broad Restructuring Expected to Yield $140 Million in Savings;

Hosts Investor Update Conference Call

Holmdel, NJ, April 12, 2007 – Vonage Holdings Corp. (NYSE: VG), a leading provider of broadband telephone services, today announced that Michael Snyder stepped down from his position as Chief Executive Officer and resigned from the Company’s Board of Directors, effective April 11, 2007. The Company also announced that Jeffrey A. Citron, the Company’s Chairman, has been appointed as the Company’s interim Chief Executive Officer and is expected to serve on a short-term basis. In addition, the Company will immediately commence a search for Mr. Snyder’s replacement.

Mr. Citron, Vonage Chairman and interim CEO said, “Mike has made valuable contributions to the growth of our business and we will miss him. We thank him and wish him well in his future endeavors.”

The Company also announced its preliminary estimation of its operating and financial results for the quarter ended March 31, 2007:

• Total Revenue (in millions):	$195
• Gross Subscriber Line Additions:	332,000
• Net Subscriber Line Additions:	166,000
• Average Monthly Customer Churn:	2.4%
• Marketing Cost per Gross Subscriber Line Addition:	$275

The Company has not finalized its financial statements for the quarter ended March 31, 2007.

Additionally, Vonage announced cost cutting measures focused on reducing the Company’s loss from operations. Mr. Citron said, “In order to strengthen Vonage’s financial position, we are taking a number of measures to reduce our costs and operating expenses. We remain focused on improving our competitive position in the marketplace.”

Vonage announced plans to reduce its marketing expense by approximately $110 million. As a result, the Company expects marketing expenditures of roughly $310 million for 2007.

The Company also announced plans to reduce its G&A by $30 million through the remainder of 2007 through consolidation of operations and workforce reduction.

The Company expects its cost cutting measures to enhance shareholder value and improve its competitiveness in the marketplace.

Conference Call and Webcast

Management will host an investor conference call on Thursday, April 12, 2007 at 8:00 AM ET to discuss this information and other recent developments. To participate, please dial (800) 289-0533 approximately ten minutes prior to the call. International callers should dial (913) 981-5525.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast and will be available for two weeks.

Safe Harbor Statement

This press release contains forward-looking statements regarding financial and operating results, the planned reduction in our workforce, anticipated SG&A savings in 2007 and marketing expense for 2007. In addition, statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to, our history of net operating losses and our need for cash to finance our growth; the competition we face; our dependence on our customers’ existing broadband connections; differences between our service and traditional phone services, including our 911 service; uncertainties relating to regulation of VoIP services; system disruptions or flaws in our technology; our ability to manage our growth; the risk that VoIP does not gain broader acceptance; our damaging and disruptive intellectual property and other litigation; and other factors described in the “Risk Factors” section of our registration statement on Form S-1, as amended (File No. 333-136773), and in our subsequent periodic reports filed with the SEC. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with 2.4 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate. Vonage’s service is sold on the web and through national retailers including Best Buy, Circuit City, Wal-Mart Stores Inc. and Target and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contacts:	Vonage Media Contacts:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Brooke Schulz 732.528.2627 brooke.schulz@vonage.com

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